Exhibit 21.1

Subsidiaries of TCW Direct Lending LLC

Name	Jurisdiction
TCW Direct Lending Luxembourg VI S.à.r.l.	Luxembourg
TCW-DL VF Holdings, Inc.	Delaware
TCW DL VI Funding I, LLC	Delaware
TCW DLG Funding VI 2017-1 LLC	Delaware
TCW DLG Funding VI 2017-2 LLC	Delaware
TCW DL VI Funding II, LLC	Delaware
TCW DLG Funding VI 2017-3 LLC	Delaware